Exhibit 99.1

Liquidia Corporation Provides Update on Litigation Filed by United Therapeutics

•	New litigation filed against Liquidia in U.S. District Court for the Middle District of North Carolina alleges infringement of UTHR’s ‘782 patent and seeks to enjoin Liquidia from commercializing YUTREPIA
•	‘782 patent claims same general subject matter as UTHR’s invalidated ‘793 patent
•	Does not impact FDA’s ability to take final action on NDA for YUTREPIA on PDUFA goal date of May 24, 2025

MORRISVILLE, N.C., May 12, 2025 – Liquidia Corporation (NASDAQ: LQDA), a biopharmaceutical company developing innovative therapies for patients with rare cardiopulmonary disease, today announced that United Therapeutics Corporation (UTHR) filed a complaint on May 9, 2025, in the U.S. District Court for the Middle District of North Carolina (Case No. 1:25-cv-00368) against Liquidia alleging infringement of U.S. Patent No. 11,357,782 (the ‘782 patent). Additionally, the complaint seeks to enjoin Liquidia from commercializing YUTREPIA™ (treprostinil) inhalation powder if approved by the U.S. Food and Drug Administration (FDA) to treat pulmonary arterial hypertension (PAH) and pulmonary hypertension associated with interstitial lung disease (PH-ILD).

Dr. Roger Jeffs, CEO, Liquidia said: “We are not surprised by UTHR’s repeated, last-minute attempts to deny PAH and PH-ILD patients access to an alternative therapy. We have invalidated similar claims covering the treatment of pulmonary hypertension patients with inhaled treprostinil in the past and will continue to defend the rights of patients suffering with these critical illnesses to choose the therapy that works best for them.”

The ‘782 patent, which issued on June 14, 2022, arises out of the same patent family as U.S. Patent No. 10,716,793 (the ‘793 patent) and claims the same general method of administering inhaled treprostinil to pulmonary hypertension patients. As disclosed in July 2022, the ‘793 patent was held to be invalid in a proceeding before the Patent Trial and Appeal Board (PTAB). The PTAB’s decision was affirmed by the U.S. Court of Appeals for the Federal Circuit in December 2023. The United States Supreme Court rejected UTHR’s petition for a writ of certiorari, thereby upholding PTAB’s decision which found that all claims of the ‘793 patent are unpatentable due to prior art as final and not subject to further appeal.

UTHR is currently not seeking any injunction against the FDA to prevent final approval of the New Drug Application (NDA) for YUTREPIA. As previously announced, the FDA set a Prescription Drug User Fee Act (PDUFA) goal date of May 24, 2025.

About Liquidia Corporation

Liquidia Corporation is a biopharmaceutical company developing innovative therapies for patients with rare cardiopulmonary disease. The company’s current focus spans the development and commercialization of products in pulmonary hypertension and other applications of its proprietary PRINT® Technology. PRINT enabled the creation of Liquidia’s lead candidate, YUTREPIA™ (treprostinil) inhalation powder, an investigational drug for the treatment of pulmonary arterial hypertension (PAH) and pulmonary hypertension associated with interstitial lung disease (PH-ILD). The company is also developing L606, an investigational sustained-release formulation of treprostinil administered twice-daily with a next-generation nebulizer, and currently markets generic Treprostinil Injection for the treatment of PAH. To learn more about Liquidia, please visit www.liquidia.com.

Cautionary Statements Regarding Forward-Looking Statements

This press release may include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release other than statements of historical facts, including statements regarding our future results of operations and financial position, our strategic and financial initiatives, our business strategy and plans and our objectives for future operations, are forward-looking statements. Such forward-looking statements, including statements regarding clinical trials, clinical studies and other clinical work (including the funding therefor, anticipated patient enrollment, safety data, study data, trial outcomes, timing or associated costs), regulatory applications and related submission contents and timelines, including the potential for final FDA approval of the NDA for YUTREPIA, the timeline or outcome related to patent litigation in the U.S. District Court for the District of Delaware or the U.S. District Court for the Middle District of North Carolina, including rehearings or appeals of decisions in any such proceedings, the issuance of patents by the USPTO and our ability to execute on our strategic or financial initiatives, involve significant risks and uncertainties and actual results could differ materially from those expressed or implied herein.   The invalidity of one patent is not necessarily determinative as to the validity of a second patent, even if the patents arise out of the same patent family or claim similar subject matter. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “would,” and similar expressions are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy, short-term and long-term business operations and objectives and financial needs. These forward-looking statements are subject to a number of risks discussed in our filings with the SEC, as well as a number of uncertainties and assumptions. Moreover, we operate in a very competitive and rapidly changing environment and our industry has inherent risks. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the future events discussed in this press release may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements. Nothing in this press release should be regarded as a representation by any person that these goals will be achieved, and we undertake no duty to update our goals or to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact Information

Investors:

Jason Adair

Chief Business Officer

919.328.4350

jason.adair@liquidia.com

Media:

Patrick Wallace

Director, Corporate Communications

919.328.4383

patrick.wallace@liquidia.com